Exhibit 99.1

NABORS TO NOMINATE NEW INDEPENDENT DIRECTORS TO BOARD
AT 2013 AND 2014 ANNUAL GENERAL MEETINGS OF SHAREHOLDERS

Reaches Agreement with Pamplona

Hamilton, Bermuda and New York — April 4, 2013 — Nabors Industries Ltd. (NYSE: NBR) (“Nabors”) and PHM Investment (USD) 1 S.à.r.l., managed by Pamplona Capital Management LLP (“Pamplona”), today announced that Nabors has agreed to nominate a mutually agreed upon independent director for election to the Nabors Board of Directors at the Company’s 2013 and 2014 annual general meetings of shareholders.  Nabors and Pamplona have also agreed that the 2013 nominee and Nabors will mutually agree on a second independent director who will be nominated at the Company’s 2014 annual general meeting of shareholders.  The 2013 nominee has already been appointed to the Board, as detailed in Nabors’ concurrent press release.  Pamplona and its affiliates are currently Nabors’ largest shareholders, owning approximately 9.3% of the outstanding shares.

Anthony G. Petrello, President and Chief Executive Officer of Nabors, commented, “We are pleased to have reached this beneficial agreement following a series of constructive discussions with Pamplona.  Today’s announcement enables us to add new and qualified independent directors to our Board and to continue executing on our strategic plan to create value for our shareholders.  The Board is also evaluating strategies to enhance shareholder value, including optimizing the Company’s capital structure, reviewing its mix of businesses and improving operating performance with the assistance of an independent financial advisory firm of international reputation.  We remain confident that our quality asset base, diverse product lines and geography, global infrastructure and talented employee base uniquely position us for the long-term.”

Alex Knaster, Chairman of Pamplona Capital Management, said, “We believe that the agreement reached will provide new independent voices and perspectives to Nabors’ Board and will improve the focus on maximizing shareholder value.  We are pleased with the Board’s commitment to conduct a strategic review and look forward to continued constructive interaction with Nabors.”

Nabors and Pamplona also announced that, pursuant to their agreement, Pamplona will receive an exemption from Nabors’ shareholder rights plan, allowing the fund to acquire up to 14.99% of Nabors’ common shares.  Additionally, Pamplona has agreed, among other items, to vote its shares in support of all of the Board’s director nominees at the Company’s 2013 and 2014 annual meetings.

Details of the agreement can be found in Nabors’ 8-K, filed today with the U.S. Securities and Exchange Commission.

About Nabors Industries Ltd.

The Nabors companies own and operate approximately 474 land drilling rigs throughout the world and approximately 548 land workover and well servicing rigs in North America.  Nabors’ actively marketed offshore fleet consists of 36 platform rigs, 12 jackup units and 4 barge rigs in the United States and multiple international markets. In addition, Nabors is one of the largest providers of hydraulic fracturing, cementing, nitrogen and acid pressure pumping services with approximately 805,000 hydraulic horsepower currently in service.  Nabors also manufactures top drives and drilling instrumentation systems and provides comprehensive oilfield hauling, engineering, civil construction, logistics, and facilities maintenance and project management services.  Nabors participates in most of the significant oil and gas markets in the world.

About Pamplona Capital Management

Pamplona Capital Management is a specialist investment manager established in 2005 that provides an alternative investment platform across private equity, fund of hedge funds and single manager hedge fund investments. Pamplona manages over $6 billion in assets for a variety of clients including public pension funds, international wealth managers, multinational corporations, family offices and funds of hedge funds. Pamplona is currently managing its third private equity fund, Pamplona Capital Partners III, LP, which was raised in 2011 and has committed capital of Euro 2.0 billion. Pamplona invests long-term capital across the capital structure of its portfolio companies in both public and private market situations.  Pamplona invests primarily in Europe and North America.

Forward Looking Statements

The information above includes forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks and uncertainties, as disclosed by Nabors from time to time in its filings with the Securities and Exchange Commission.  These statements are also subject to risks and uncertainties relating to each party’s compliance with the terms of the agreement between Nabors and Pamplona, the Board’s ability to successfully identify, evaluate and implement strategies to enhance shareholder value.  As a result of these factors, Nabors’ actual results may differ materially from those indicated or implied by such forward-looking statements.  Nabors does not undertake to update these forward-looking statements.

CONTACTS:

For further information regarding Nabors, please contact Dennis A. Smith, Director of Corporate Development & Investor Relations, at 281-775-8038. To request investor materials, contact Nabors’ corporate headquarters in Hamilton, Bermuda at 441-292-1510 or via email at mark.andrews@nabors.com.

For further information regarding Pamplona, please contact Kevin O’Flaherty, Chief Financial Officer of Pamplona, at  +44 20 7079 8009